EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Kearny Federal Savings Bank
Completes Acquisition of Atlas Bank

FAIRFIELD, NEW JERSEY, July 1, 2014 – Kearny Financial Corp. (the “Company”) (Nasdaq GM:  KRNY), today announced that on June 30, 2014 its wholly owned subsidiary, Kearny Federal Savings Bank had completed its previously announced acquisition of Atlas Bank, a federally chartered mutual savings bank headquartered in Brooklyn, New York.  In connection with the merger, the Company issued 1,044,087 shares of its common stock to Kearny MHC.  As of March 31, 2014, Atlas had $116.2 million in assets and $85.3 million in deposits and operated from its main office in Brooklyn and a branch office in Staten Island.  Atlas’s former offices will continue to operate under the name “Atlas Bank, a division of Kearny Federal Savings Bank” for at least one year following the merger.

About Kearny Federal Savings Bank

Kearny Financial Corp. is the parent company of Kearny Federal Savings Bank.  Kearny Federal Savings Bank operates from its administrative offices in Fairfield, New Jersey with 42 branches in Northern and Central New Jersey and Brooklyn and Staten Island, New York including 13 branches operating under the “Central Jersey Bank, a division of Kearny Federal Savings Bank” brand and two branches operating under the “Atlas Bank, a division of Kearny Federal Savings Bank” brand.  Kearny is a full-service, community-oriented financial institution dedicated to serving the financial services needs of consumers and businesses within its market areas.  At March 31, 2014, Kearny had approximately $3.4 billion in total assets.

Contact:
Craig L. Montanaro
President and Chief Executive Officer
Kearny Financial Corp.
(973) 244-4510